Exhibit 99.2

IMPERVA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2013 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 are based on the historical financial statements of Imperva, Inc. (“Imperva”) and SkyFence Networks Ltd. (“SkyFence”) after giving effect to the acquisition of SkyFence (“Acquisition”) and after applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2013 give effect to the SkyFence acquisition as if it had occurred on January 1, 2013. The unaudited pro forma condensed combined balance sheet as of December 31, 2013 gives effect to the SkyFence acquisition as if it had occurred on December 31, 2013. The acquisition was completed on February 7, 2014.

The unaudited pro forma condensed combined financial statements reflect the conversion of all outstanding shares of SkyFence common and preferred stock into (a) an aggregate of 884,422 shares of Imperva common stock, 532,262 of which are subject to forfeiture based on time-based vesting restrictions and continuing employment, and (b) cash payments to SkyFence stockholders in the aggregate amount of $16.1 million. Such cash payment amounts include $7.6 million in cash that is subject to the Indemnity Holdback for approximately 24 months after the Closing. In addition, the unaudited pro forma condensed combined financial statements reflect the assumption and conversion of all outstanding SkyFence options into an aggregate of 24,248 options to purchase Imperva common stock.

The Acquisition has been accounted for under the purchase method of accounting in accordance with applicable accounting guidance on business combinations. The total estimated purchase price, calculated as described in Note 1 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible assets and intangible assets of SkyFence acquired in connection with the acquisition, based on their estimated fair values as of the completion of the acquisition, and the excess is allocated to goodwill. Imperva has made a preliminary allocation of the estimated purchase price to the tangible and intangible assets acquired and liabilities assumed. The acquisition accounting is dependent upon certain valuations and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. We have made significant assumptions and estimates in determining the preliminary estimated purchase price and the preliminary allocation of the estimated purchase price in the unaudited pro forma condensed combined financial statements. These preliminary estimates and assumptions are subject to change during the estimated purchase price allocation period (generally one year from the acquisition date) as we finalize the valuations of the net intangible assets. The final valuations of identifiable intangible assets and associated tax effects may change significantly from our preliminary estimates. Differences between these preliminary estimates and the final acquisition accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements have been prepared by management for illustrative purposes only and are not necessarily indicative of the consolidated results of operations or financial position of Imperva that would have been reported had the Acquisition been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of Imperva. The unaudited pro forma financial statements do not reflect any operating efficiencies and cost savings that Imperva may achieve, or any additional expenses that it may incur, with respect to the combined companies. The pro forma adjustments are based on the preliminary information available at the time of the preparation of this Current Report on Form 8-K/A. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, Imperva’s historical consolidated financial statements included in its Annual Report on Form 10-K for its year ended December 31, 2013, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2014, and SkyFence’s historical audited consolidated financial statements for the year ended December 31, 2013, which are included as Exhibits 99.1 to this Current Report on Form 8-K/A.

IMPERVA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of December 31, 2013

(In thousands)

	Historical		Pro Forma Adjustments	(1)	Pro Forma Combined
	Imperva	SkyFence
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$76,704	$1,068	$(8,558)	A	$69,214
Short-term investments	38,381	618	—		38,999
Restricted cash	34	22	—		56
Accounts receivable, net of allowance for doubtful accounts	44,446	—	—		44,446
Inventory	512	—	—		512
Deferred tax assets	341	—	—		341
Prepaid expenses and other current assets	3,972	22	—		3,994

Total current assets	164,390	1,730	(8,558)		157,562
Property and equipment, net	5,475	40	—		5,515
Goodwill	—	—	28,956	B	28,956
Acquired intangible assets, net	—	—	7,965	C	7,965
Severance pay fund	4,140	—	—		4,140
Restricted cash	1,252	—	—		1,252
Deferred tax assets	42	—	—		42
Other assets	1,192	—	—		1,192

TOTAL ASSETS	$176,491	$1,770	$28,363		$206,624

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,948	$58	$—		$4,006
Accrued compensation and benefits	12,930	180	—		13,110
Accrued and other current liabilities	3,961	—	—		3,961
Deferred revenue	40,337	—	—		40,337

Total current liabilities	61,176	238	—		61,414
Other liabilities	1,993	—	8,685	A, G	10,678
Deferred revenue	22,715	—	—		22,715
Accrued severance pay	4,385	—	—		4,385

TOTAL LIABILITIES	90,269	238	8,685		99,192

Commitments and Contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock	—	12	(12)	D	—
Common stock	2	11	(11)	D	2
Additional paid-in capital	187,957	3,382	17,828	A, D	209,167
Accumulated deficit	(98,695)	(1,882)	1,882	D	(98,695)
Accumulated other comprehensive income (loss)	(428)	9	(9)	D	(428)

TOTAL IMPERVA, INC. STOCKHOLDERS’ EQUITY	88,836	1,532	19,678		110,046
Noncontrolling interest	(2,614)	—	—		(2,614)

TOTAL STOCKHOLDERS’ EQUITY	86,222	1,532	19,678		107,432

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$176,491	$1,770	$28,363		$206,624

(1)	Letters refer to a description of the adjustments in Note 2, “Pro Forma Adjustments” of the Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

The accompanying notes are an integral part of these pro forma condensed combined financial statements

IMPERVA, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2013

(In thousands, except per share data)

	Historical		Pro Forma Adjustments		Pro Forma Combined
	Imperva	SkyFence		(1)
Net revenue:
Products and license	$72,153	$—	$—		$72,153
Services	65,606	—	—		65,606

Total net revenue	137,759	—	—		137,759

Cost of revenue:
Products and license	8,756	—	—		8,756
Services	20,940	—	—		20,940

Total cost of revenue	29,696	—	—		29,696

Gross profit	108,063	—	—		108,063
Operating expenses:
Research and development	27,556	1,333	3,174	F	32,063
Sales and marketing	81,500	277	102	F	81,879
General and administrative	24,436	265	4,913	F	29,614
Amortization of purchased intangibles	—	—	1,136	E	1,136

Total operating expenses	133,492	1,875	9,325		144,692

Loss from operations	(25,429)	(1,875)	(8,790)		(36,629)
Other income (expense), net	(125)	105	(211)	H	(231)

Loss before provision (benefit) for income taxes	(25,554)	(1,770)	(9,536)		(36,860)
Provision (benefit) for income taxes	777	—	(223)	G	554

Net loss	(26,331)	(1,770)	(9,313)		(37,414)
Loss attributable to noncontrolling interest	1,153	—	—		1,153

Net loss attributable to Imperva, Inc. stockholders	$(25,178)	$(1,770)	$(9,313)		$(36,261)

Net loss per share of common stock attributable to Imperva, Inc. stockholders, basic and diluted	$(1.04)				$(1.47)

Shares used in computing net loss per share of common stock, basic and diluted	24,300		322		24,622

The accompanying notes are an integral part of these condensed combined financial statements.

IMPERVA, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1: Basis of Pro Forma Presentation

Accounting Periods Presented

The unaudited pro forma condensed combined balance sheet as of December 31, 2013 is presented as if the SkyFence acquisition had occurred on December 31, 2013. Certain pro forma adjustments to record differences between historical book values versus preliminary estimated fair value do not reflect actual adjustments recorded by the Company on the acquisition date since the pro-forma adjustments are presented against SkyFence’s historical balances as of December 31, 2013 rather than as of the acquisition date.

The unaudited pro forma condensed combined statements of operations of the Company and SkyFence for the year ended December 31, 2013 are presented as if the SkyFence acquisition had taken place on January 1, 2013.

Preliminary Purchase Price

For the purposes of the pro forma financial information, the following table presents the components of the purchase consideration.

(In thousands)
Cash consideration	$8,558
Assumption of cash holdback liability	7,157
Fair value of common stock issued	20,903
Fair value of stock options assumed	307

Total	$36,925

The purchase price reflects the payment of cash consideration in addition to a holdback payment commitment due 24 months from the acquisition close valued at approximately $7.0 million. Additionally, the purchase price includes the issuance of 884,422 shares of Imperva’s common stock to SkyFence stockholders, of which 532,262 are subject to forfeiture based upon time-based vesting and continuing employment, and were therefore excluded from purchase consideration as such amounts will be recorded as compensation expense post-acquisition (See Note 2 for additional detail). The fair value of Imperva’s shares issued is based on Imperva’s closing price per share of $59.08 as reported on the New York Stock Exchange at the closing of the Acquisition on February 7, 2014.

In connection with the acquisition, each SkyFence stock option that was outstanding and unexercised was assumed and converted into an option to purchase Imperva common stock based on the conversion ratio of 0.14785. Imperva assumed the stock options in accordance with the terms of the applicable SkyFence stock option plan and SkyFence stock option agreement relating to that SkyFence stock option. Based on SkyFence’s stock options outstanding at February 7, 2014, Imperva converted options to purchase 164,000 shares of SkyFence stock into options to purchase 24,828 shares of Imperva common stock.

The fair value of Imperva’s stock options to be issued as replacement awards to SkyFence employees have been valued at approximately $1.4 million using the Black-Scholes options pricing model of which $1.1 million represents unearned stock-based compensation, which will be recorded as compensation expense as services are provided, and $0.3 million has been recorded as additional purchase consideration.

Preliminary Purchase Price Allocation

The following represents the preliminary allocation of the purchase price to the acquired assets and assumed liabilities based on SkyFence’s balance sheet as of December 31, 2013, and is for illustrative purposes only.

(in thousands)
Net tangible assets	$1,532
Deferred tax liability	(1,528)
Existing technology	7,965
Goodwill	28,956

Total purchase price	$36,925

Goodwill of approximately $29.0 million represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. The acquisition of SkyFence is intended to provide a solution which allows real time visibility and control over

IMPERVA, INC

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

corporate use of SaaS applications, enforces security policy, protects sensitive data from external and inside threats, and ensures compliance with standards. None of the goodwill recorded as part of the SkyFence acquisition will be deductible for U.S. federal income tax purposes.

Amortization of intangibles has been provided using the estimated useful life of seven years for existing technology. Assuming the acquisition occurred on December 31, 2012, estimated amortization of intangibles for each of the seven years ending December 31, 2019 would amount to approximately $1.1 million each year.

Note 2: Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows:

A.	to record cash portion of purchase consideration and assumption of a liability of $8.7 million, the issuance of 884,422 shares of Imperva common stock, of which 532,262 are subject to forfeiture based upon time-based vesting and were therefore excluded from purchase consideration as such amounts will be recorded as compensation expense post-acquisition, and the fair value attributable to the portion of Imperva equity awards assumed and awarded for which services had already been rendered as of the closing of the acquisition;

B.	to record goodwill;

C.	to record the fair value of SkyFence’s identifiable intangible assets;

D.	to eliminate SkyFence’s historical equity;

E.	to amortize SkyFence’s intangible assets using the straight-line method based on the estimated useful lives assigned;

F.	to record the estimated stock-based compensation expense, net of estimated forfeitures, related to the unearned portion of SkyFence stock options assumed and restricted shares issued in connection with the acquisition using the straight-line amortization method over the remaining vesting periods;

	Year Ended December 31, 2013
	SkyFence Historical Stock-Based Compensation	Amortization of Unearned Compensation related to Forfeitable Shares and Assumed SkyFence Stock Options	Increase in Stock-Based Compensation Expense
Research and development	$99	$3,273	$3,174
Sales and marketing	29	131	102
General and administrative	—	4,913	4,913

	$128	$8,318	$8,190

G.	to record tax adjustments at the Israeli income tax rate of 26.5% to the unaudited pro forma condensed combined balance sheet and, statement of comprehensive loss associated with the acquired intangible asset and associated amortization.

H.	to record interest expense related to accretion of discount on cash holdback liability.

Note 3: Pro Forma Net Loss Per Share

The pro forma combined basic and diluted net loss per share are based on the number of Imperva shares of common stock used in computing basic and diluted net loss per share, as well as shares of Imperva common stock issued to SkyFence stockholders which were not subject to forfeiture. Dilutive potential common shares are included only if they have a dilutive effect on earnings per share. No adjustment has been made for the assumed SkyFence equity awards in the computation of pro forma combined diluted net loss per share since their effect would be anti-dilutive or not material.